INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-32525, 33-62723, and 333-01557 on Form S-8 and Registration Statement No. 333-08563 on Form S-4 of Northland Cranberries, Inc. of our report dated November 12, 2002, appearing in this Annual Report on Form 10-K of Northland Cranberries, Inc. for the year ended August 31, 2002.


DELOITTE & TOUCHE LLP

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
November 27, 2002